Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations

Comparisons of the three and nine months ended September 30, 2021 and 2020

The following table summarizes our results of operations for the periods presented (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Revenue	$—	$1	N/M	$—	$8	N/M
Cost of Revenue	201	161	25%	498	519	(4)%

Gross Loss	(201)	(160)	26%	(498)	(511)	(3)%
Operating expenses:
Research and development	6,466	1,187	445%	12,584	2,330	440%
Sales and marketing	552	82	573%	1,159	139	734%
General and administrative	1,776	981	81%	4,215	1,825	131%

Total operating expenses	8,794	2,250	291%	17,958	4,294	318%

Loss from operations	(8,995)	(2,410)	273%	(18,456)	(4,805)	284%
Interest expense, net	—	(24)	(100)%	(3)	(98)	(97)%
Change in fair value of SAFEs	(3,466)	338	N/M	(8,779)	338	N/M
Gain on loan forgiveness	—	—	N/M	647	—	N/M

Loss before benefit from income taxes	(12,461)	(2,096)	495%	(26,591)	(4,565)	482%
Provision for (benefit from) income taxes	—	71	N/M	(150)	71	N/M

Net loss	$(12,461)	$(2,167)	475%	$(26,441)	$(4,636)	470%

N/M – The percentage change is not meaningful

Cost of Revenue

Costs of revenue were $201 thousand for the three months ended September 30, 2021 compared to $161 thousand for the three months ended September 30, 2020, an increase of $40 thousand, or 25%. The increase in cost of revenue was primarily related to an increase of $38 thousand in personnel related costs.

Costs of revenue were $498 thousand for the nine months ended September 30, 2021 compared to $519 thousand for the nine months ended September 30, 2020, a decrease of $21 thousand, or 4%. The decrease in cost of revenue was primarily related to a decrease of $15 thousand relating to allocated facility expenses as we terminated our office lease in 2020 due to the COVID-19 pandemic.

Research and Development Expenses

Research and development expenses were $6,466 thousand for the three months ended September 30, 2021, compared to $1,187 thousand for the three months ended September 30, 2020, representing an increase of $5,279 thousand, or 445%. The increase was primarily due to a $3,909 thousand increase in clinical trial and consulting costs as we began our pivotal trial of BT-001 in April 2021. In addition, we stopped capitalizing internal use software costs at the end of the first quarter of 2021 as we completed the application development of our product for use in the pivotal trial of BT-001, and we began amortization of the internal use software. This resulted in a $1,031 thousand increase in research and development costs. We also had an increase of personnel costs of $183 thousand to support the pivotal trial of BT-001.

Research and development expenses were $12,584 thousand for the nine months ended September 30, 2021, compared to $2,330 thousand for the nine months ended September 30, 2020, representing an increase of $10,254 thousand, or 440%. The increase was primarily due to a $7,375 thousand increase in clinical trial and consulting costs as we began our pivotal trial of BT-001 in April 2021. In addition, we stopped capitalizing internal use software costs at the end of Q1 2021 as we completed the application development of our product for use in the pivotal trial of BT-001 and began amortization of the internal use software. This resulted in a $2,080 thousand increase in research and development costs. Additionally, we had an increase of personnel costs of $253 thousand to support the pivotal trial of BT-001. The increase was offset by a $40 thousand decrease in the allocated facilities expense as we terminated our facility lease in 2020 due to the COVID-19 pandemic.

Sales and Marketing Expenses

Sales and marketing expenses were $552 thousand for the three months ended September 30, 2021, compared to $82 thousand for the three months ended September 30, 2020, representing an increase of $470 thousand. Sales and marketing expenses increased over the prior year period as we began preparing for the commercialization of our product.

Sales and marketing expenses were $1,159 thousand for the nine months ended September 30, 2021, compared to $139 thousand for the nine months ended September 30, 2020, representing an increase of $1,020 thousand. Sales and marketing expenses increased over the prior year period as we began preparing for the commercialization of our product.

General and Administrative Expenses

General and administrative expenses were $1,776 thousand for the three months ended September 30, 2021, compared to $981 thousand for the three months ended September 30, 2020, representing an increase of $795 thousand, or 81%. The overall increase in general and administrative expenses was primarily related to an increase of $234 thousand in personnel related costs and $761 thousand in professional fees as we prepare for public company compliance, offset by the lease expense accrual as we terminated our facility lease in 2020 due to COVID-19 pandemic.

General and administrative expenses were $4,215 thousand for the nine months ended September 30, 2021, compared to $1,825 thousand for the nine months ended September 30, 2020, representing an increase of $2,390 thousand, or 131%. The overall increase in general and administrative expenses was primarily related to an increase of $560 thousand in personnel related costs and $1,908 thousand in professional fees as we prepare for public company compliance.

Interest Expense, Net

Interest expense, net was zero for the three months ended September 30, 2021, compared to $24 thousand for the three months ended September 30, 2020, representing a decrease of $24 thousand. The decrease in interest expense, net was the result of the conversion of our convertible notes to non-interest-bearing SAFEs during the second half of 2020 and the PPP loan forgiveness in Q2 2021.

Interest expense, net was $3 thousand for the nine months ended September 30, 2021, compared to $98 thousand for the nine months ended September 30, 2020, representing a decrease of $95 thousand. The decrease in interest expense, net was the result of the conversion of our convertible notes to non-interest-bearing SAFEs during the second half of 2020 and the PPP loan forgiveness in Q2 2021.

Change in Fair Value of SAFEs

The expense related to the change in fair value of our SAFEs was $3,466 thousand for the three months ended September 30, 2021, compared to a gain of $338 for the three months ended September 30, 2020. The increase in expense was the result of the issuance of SAFEs beginning in August 2020 and subsequent change in fair value during the three months ended September 30, 2021.

The expense related to the change in fair value of our SAFEs was $8,779 thousand for the nine months ended September 30, 2021, compared to a gain of $338 for the nine months ended September 30, 2020. The increase in expense was the result of the issuance of SAFEs beginning in August 2020 and subsequent change in fair value during the nine months ended September 30, 2021.

Gain on Loan Forgiveness

On May 9, 2020 (the “Origination Date”), the Company received $640 in aggregate loan proceeds (the “PPP Loan”) from Celtic Bank Corporation (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. In May 2021, the Company received approval of loan forgiveness and recorded a gain on loan forgiveness of $647 thousand.

Liquidity and Capital Resources

Since our inception through September 30, 2021, our operations have been financed primarily by the sale of convertible promissory notes, sale of SAFEs and the sale and issuance of Series Seed and Series A preferred units, which has resulted in net proceeds of approximately $46,132 thousand. As of September 30, 2021, we had $3,232 thousand in cash, and an accumulated deficit of $57,849 thousand. We received $2 million in proceeds in July 2021 and $6 million in proceeds in August 2021 from the sale and issuance of additional SAFEs.

In October 2021 we raised $59 million in funding upon the completion of the merger with Mountain Crest Acquisition Corp. II (See Note 10).

Our primary use of cash is to fund operating expenses, which consist of research and development expenses related to our lead product candidate, BT-001, and preclinical programs, and to a lesser extent, general and administrative expenses. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

We have incurred negative cash flows from operating activities and investing activities and significant losses from operations in the past. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business.

On April 6, 2021, the Company entered into a merger agreement with Mountain Crest Acquisition Corp. II (“MCAD”), a special purpose acquisition company. In October 2021, we completed the merger with MCAD. Under the merger Agreement, MCAD acquired all of the outstanding shares of the Company in exchange for 15,174,729 shares of MCAD. In connection with the merger, MCAD was renamed Better Therapeutics, Inc.

On August 18, 2021, we entered into a $50.0 million secured term loan agreement with Hercules Capital, Inc. (“Hercules”). The term loan has a maturity date of August 1, 2025, which can be extended to February 1, 2026, and is secured by substantially all of our assets. Payments due for the term loan are interest-only until March 1, 2023 (subject to extension to September 1, 2023 or September 1, 2024 upon the achievement of certain milestones), after which principal shall be repaid in equal monthly installments. Interest is payable monthly in arrears. The outstanding principal bears interest at the greater of (a) 8.95% or (b) 8.95% plus the prime rate minus 3.25%. Prepayment of the outstanding principal is permitted under the secured term loan agreement and subject to certain prepayment fees. In connection with the secured term loan agreement, we paid an initial facility charge of $212,500. In addition, we will be required to pay an end of term charge of the greater of (a) $892,500 and (b) 5.95% of the aggregate outstanding principal upon repayment of the loan. The secured term loan agreement contains customary representations, warranties, non-financial covenants, and events of default. We are permitted to borrow the loans in four tranches based on the completion of certain milestones which include, as set forth more fully in the secured term loan agreement: (i) $15.0 million upon the closing of the Business Combination, (ii) $10.0 million when we achieve certain positive clinical trial results sufficient to submit a de-novo classification request with respect to BT-001, (iii) $10.0 million when we have received FDA approval for such marketing of BT-001 for the improvement of glycemic control in people with type 2 diabetes and received, prior to March 15, 2023, net cash proceeds of at least $40.0 million dollars from equity financings, and (iv) $15.0 million on or before June 15, 2023, subject to Hercules’, approval. In October 2021, we borrowed $10 million under the secured term loan agreement.

We believe that following the closing of the merger transaction, we will have sufficient capital to fund our planned operations for the next 12 months.

We expect to incur substantial expenses in the foreseeable future for the development and potential commercialization of our product candidates and ongoing internal research and development programs. At this time, we cannot reasonably estimate the nature, timing or aggregate amount of costs for our development, potential commercialization, and internal research and development programs. However, in order to complete our planned product development, and to complete the process of obtaining regulatory authorization or clearance for our product candidates, as well as to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize our product candidates, if approved, we may require substantial additional funding in the future. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

Summary Statement of Cash Flows

The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for the periods presented below (in thousands):

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2021	2020
Cash used in operating activities	$(14,967)	$(4,233)
Cash used in investing activities	(599)	(1,731)
Cash provided by financing activities	18,675	5,815

Net increase (decrease) in cash and cash equivalents	$3,109	$(149)

Cash Used in Operating Activities

During the nine months ended September 30, 2021, net cash used in operating activities was $14,967 thousand, which consisted of a net loss of $26,441 thousand, partially offset by a net change of $2,341 thousand in our net operating assets and liabilities and $9,133 thousand in non-cash charges. The net change in our operating assets and liabilities was primarily due a net increase in accounts payable and accrued expenses of $4,313 thousand, offset by an increase in prepaid expenses and other assets of $1,972 thousand. The non-cash charges of $9,133 thousand consisted of the change in fair value of SAFEs, depreciation and amortization expense, share-based compensation expense, deferred income taxes and gain on loan forgiveness.

During the nine months ended September 30, 2020, net cash used in operating activities was $4,233 thousand, which consisted of a net loss of $4,636 thousand and a net change of $382 thousand in our net operating assets and liabilities, partially offset by $21 thousand in non-cash charges. The net change in our operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses of $366 thousand. The non-cash charges are related to change in fair value of SAFEs, shared based compensation expense and depreciation expense.

Cash Used in Investing Activities

During the nine months ended September 30, 2021, cash used in investing activities was $599 thousand and was primarily related to capitalized internal-use software costs.

During the nine months ended September 30, 2020, cash used in investing activities was $1,731 thousand and was primarily related to capitalized internal-use software costs offset by capital expenditures.

Cash Provided by Financing Activities

During the nine months ended September 30, 2021, cash provided by financing activities was $18,675 thousand consisting of net proceeds from the issuance of SAFEs.

During the nine months ended September 30, 2020, cash provided by financing activities was $5,815 thousand consisting of net proceeds from the issuance of convertible notes and SAFEs and proceeds from a PPP loan.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. We terminated our lease on August 31, 2020, and as such, we do not have any contractual obligations and other commitments as of September 30, 2021, outside of the Simple Agreements for Future Equity, which we classify as contingently redeemable liabilities under ASC 480.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in Regulation S-K, Item 303(a)(4)(ii).

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